Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF MAGNADATA, INC.

This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, pursuant to Sections 141 and 228 of such laws. The original Certificate of Incorporation of MagnaData, Inc. was filed with the Secretary of State of the State of Delaware on February 6, 2003.

Article IV titled "Authorized Stock" of the Certificate of Incorporation of MagnaData, Inc. is hereby amended in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.0001 per share (the "Common Stock") and five million (5,000,000) shares shall be preferred stock, par value $0.0001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation’s Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class of series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

the distinctive designation of such class or series and the number of shares to constitute such class or series;

the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Amendment of Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Amendment of Certificate of Incorporation.

This the  24th day of          April            , 2003.

MAGNADATA, INC. By: /s/ David R. Allison____ Title: Secretary